UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Paragon Offshore plc

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Paragon Offshore plc

20-22 Bedford Row

London WC1R 4JS

United Kingdom

Dear Fellow Shareholder:

In our definitive proxy statement filed on March 20, 2015 in connection with our 2015 Annual General Meeting of Shareholders to be held on May 1, 2015, we have submitted a proposal to shareholders (proposal #16) to approve the Company’s UK Directors’ Remuneration Policy (the “Policy”). Based on feedback we have received since our proxy was filed, we wish to clarify our Policy with regards to limits on compensation and awards for the external recruitment of a candidate as a new executive director.

Our Policy, as provided in our 2015 Annual Report, generally states the maximum amounts for cash and equity incentives that may be awarded to a director of the company. In the case of recruitment of an external executive director where it might be necessary to buy-out cash or equity compensation that the candidate would forfeit upon terminating employment with their current employer, or where an inducement award is deemed necessary to help persuade the candidate to join our company, the following maximum award limits will be applied:

•	Any cash inducement awards will have the same limits as such candidate’s annual bonus (250% of the candidate’s annualized base salary that would be in effect for the fiscal year that the candidate commences employment with Paragon).

•	Equity inducements as buy-out awards will not exceed the value of the forfeited awards that they are intended to replace. Additional equity inducements will be subject to the same limits as annual LTI awards (550% of the candidate’s annualized base salary that would be in effect for the fiscal year that the candidate commences employment with Paragon).

The Compensation Committee will consider market-based and individual specific factors in these circumstances and any inducement awards will be used prudently. The Policy as approved by shareholders at our 2015 Annual General Meeting will be applied by the Compensation Committee in accordance with the above limits.

Sincerely,

William L. Transier

Compensation Committee Chairman

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